Exhibit 4.3
Execution Version
ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
This ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated as of August 29, 2025, is made by and among FT Intermediate, Inc., a Nevada corporation (“Parent”), Figure Markets Holdings, Inc., a Nevada corporation (the “Company”) and J Digital 6 Cayman Ltd., a Cayman Islands exempted company, and any permitted transferee or assignee thereof (“Holder”), and effectuates the assignment, assumption and amendment of the Warrant to Purchase Shares of Series Seed Preferred Stock of Figure Markets Holdings, Inc., dated and issued as of March 21, 2024, by and between Company and Holder attached hereto as Exhibit A (the “Existing Warrant”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant.
WHEREAS, on July 28, 2025, Parent, the Company, and Figure Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into that certain Merger Agreement (as amended, modified or supplemented from time to time, the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, Merger Sub, a newly formed Nevada corporation, shall merge with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of Parent (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, Section 4(b)(iii) of the Existing Warrant provides that upon the closing of any Liquidation Event other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the Existing Warrant and the Company’s obligations hereunder, and the Existing Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Warrant Shares issuable upon exercise of the unexercised portion of the Existing Warrant (without regard, for such purposes, to Section 2(mm)(iii) of the Existing Warrant) as if such Warrant Shares were outstanding on and as of the closing of such Liquidation Event, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of the Existing Warrant;
WHEREAS, the Transactions constitute a Liquidation Event that is not a Cash/Public Acquisition, and, in connection with the Merger and the other Transactions, the Company desires to assign all of its right, title and interest in, and obligations under, the Existing Warrant to Parent and Parent wishes to accept such assignment and assume all obligations of the Company under the Existing Warrant;
WHEREAS, pursuant to the Merger Agreement, each share of Series Seed Preferred Stock will be exchanged for shares of Parent’s Series E Preferred Stock (“Series E Preferred Stock”) in accordance with the Preferred Exchange Ratio (as defined in the Merger Agreement);
WHEREAS, in accordance with Section 4(b)(iii) of the Existing Warrant, the parties have determined that following the assumption of the Existing Warrant by Parent, the Existing Warrant (as amended hereby) shall be exercisable for an aggregate amount of 1,644,871 shares of Series E Preferred Stock at an exercise price of $3.2233 per share of Series E Preferred Stock, of which (a) 1,187,962 shares of Series E Preferred Stock will have been issued to Holder by Parent due to the automatic partial exercise of the Existing Warrant as of the closing of such Liquidation Event as contemplated in that certain letter agreement, dated as of August 4, 2025, by and among the Company, Holder and Parent, and (b) following such automatic partial exercise, 456,909 shares of Series E Preferred Stock will remain available for exercise by Holder, representing the number of shares of Series E Preferred Stock as would have been issuable (on an as-converted basis from the number of shares of Series Seed Preferred Stock in accordance with the Preferred

Exchange Ratio (as defined in the Merger Agreement)) upon exercise of the unexercised portion of the Existing Warrant (without regard, for such purposes, to Section 2(mm)(iii) of the Existing Warrant) as of the closing of such Liquidation Event, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, in each case, subject to further adjustment from time to time thereafter in accordance with the provisions of Section 9 of the Existing Warrant; and
WHEREAS, Section 16(a) of the Existing Warrant provides that, following the assignment and assumption, Parent and the Holder may amend the Existing Warrant.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.    Assignment and Assumption; Consent; Joinder.
1.1    Assignment and Assumption. As of and with effect on and from the time that the Merger becomes effective (the “Effective Time”), the Company hereby assigns to Parent all of the Company’s right, title and interest in and to the Existing Warrant (as amended hereby), and Parent hereby assumes, and agrees to perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant (as amended hereby), whether arising prior to, on or after the Effective Time.
1.2    Consent and Waiver. Holder hereby consents to (i) the assignment of the Existing Warrant (as amended hereby) by the Company to Parent and the assumption of the Existing Warrant (as amended hereby) by Parent from the Company, in each case, effective as of the Effective Time, and (ii) the continuation of the Existing Warrant (as amended hereby) in full force and effect from and after the Effective Time. Holder hereby irrevocably waives any notice requirements that the Company has or may have had under the terms of the Existing Warrant in connection with the Transactions. Holder hereby acknowledges, understands and agrees that: effective as of the Effective Time, (x) the Company shall cease to have any liabilities or obligations under or with respect to the Existing Warrant (as amended hereby), and (y) Holder shall have no rights to subscribe for, purchase, acquire or otherwise receive shares of capital stock or any other securities of the Company.
1.3    No Further Adjustment in Connection with Merger. Holder acknowledges and agrees that the amendments to the Existing Warrant set forth in Section 2 below reflect any and all adjustments to the Existing Warrant necessary to reflect the assignment and assumption of the Existing Warrant and the Transactions, including the Merger, and that no further adjustments shall be made to the Existing Warrant as a result of the Transactions pursuant to Section 9 of the Existing Warrant, whether to the Aggregate Maximum Portion, the Exercise Price or any other provision.
2.    Amendment of Existing Warrant.     Effective as of immediately following the Effective Time, Parent and Holder hereby amend the Existing Warrant as provided in this Section 2 and acknowledge and agree that the amendments to the Existing Warrant are in connection with the Merger and the other Transactions.
2.1    References to the “Company”. All references to the “Company” in the Existing Warrant (including all Exhibits thereto) shall be references to Parent, other than references to the “Company” in the following sections of the Existing Warrant, which shall remain as references to the Company: Sections 1(a)(ii), 1(a)(iii), 1(a)(v), 1(b), 2(n), 2(z), 2(dd), 2(ee) and 3.

2.2    References to the “Additional Shares”. The reference to “Additional Shares” in Section 2(a) of the Existing Warrant is hereby deleted and replaced with the following:
“Intentionally Omitted.”
2.3    References to the “Adjusted Fully Diluted Capitalization”. The reference to “Adjusted Fully Diluted Capitalization” in Section 2(b) of the Existing Warrant is hereby deleted and replaced with the following:
“Intentionally Omitted.”
2.4    References to the “Aggregate Maximum Portion”. The reference to “Aggregate Maximum Portion” in Section 2(d) of the Existing Warrant is hereby deleted and replaced with the following:
““Aggregate Maximum Portion” shall mean up to an aggregate total of 1,644,871 shares of Series E Preferred Stock, subject to adjustments pursuant to Section 9.”
2.5    References to the “Certificate of Incorporation”. All references to the “Certificate of Incorporation” in the Existing Warrant (including all Exhibits thereto) shall be references to Articles of Incorporation and the reference to “Certificate of Incorporation” in Section 2(g) of the Existing Warrant is hereby deleted and replaced with the following:
““Articles of Incorporation” shall mean the Company’s Amended and Restated Articles of Incorporation filed (as may be amended and/or restated from time to time in accordance with its terms).”
2.6    References to the “Common Stock”. The reference to “Common Stock” in Section 2(h) of the Existing Warrant is hereby deleted and replaced with the following:
““Common Stock” shall mean the Company’s Common Stock, $0.00001 par value per share.”
2.7    Reference to “Exercise Price”. The reference to “Exercise Price” in Section 2(l) of the Existing Warrant is hereby deleted and replaced with the following:
““Exercise Price” shall mean $3.2233 per Warrant Share, as may be adjusted from time to time in accordance with the terms of this Warrant.”
2.8    Reference to “FTX Transaction”. The reference to “FTX Transaction”
in Section 2(m) of the Existing Warrant is hereby deleted and replaced with the following:
“Intentionally Omitted.”
2.9    Reference to “Initial Company Exchange”. The reference to “Initial Company Exchange” in Section 2(n) of the Existing Warrant is hereby deleted and replaced with the following:
““Initial Company Exchange” means the first U.S. or international cryptocurrency/digital asset exchange launched and operated by Figure Markets Holdings, Inc. or any of its Affiliates.”

2.10    Reference to “Relevant Company Exchanges”. Notwithstanding Section 2.1 of this Agreement, the reference to “Relevant Company Exchanges” in Section 2(z) of the Existing Warrant is hereby deleted and replaced with the following:
““Relevant Company Exchanges” shall mean, collectively, (i) the Initial Company Exchange, and (ii) each additional U.S. or international cryptocurrency/digital asset exchange launched and operated by Figure Markets Holdings, Inc. during the Vesting Period on which a member of the JD6 Group has agreed, in its sole discretion, to be, and in fact has been, onboarded and is able to transact; provided that, unless the Holder otherwise consents in writing, any such additional exchange shall be deemed a Relevant Company Exchange for purposes of the Vesting Condition on the first day of the first calendar month immediately following such JD6 Group member’s onboarding and ability to transact thereon.
2.11    References to the “Series Seed Preferred Stock”. All references to the “Series Seed Preferred Stock” in the Existing Warrant (including all Exhibits thereto) shall be references to Series E Preferred Stock and the reference to “Series Seed Preferred Stock” in Section 2(cc) of the Existing Warrant is hereby deleted and replaced with the following:
““Series E Preferred Stock” means Parent’s Series E Preferred Stock, $0.00001 par value per share.”
2.12    Reference to “Warrant Shares”. The reference to “Warrant Shares” in Section 2(mm) of the Existing Warrant is hereby deleted and replaced with the following.
““Warrant Shares” means (i) shares of Series E Preferred Stock, (ii) securities into which shares of Series E Preferred Stock are converted or exchanged, or (iii) shares of Common Stock, to the extent exercised pursuant to Section 5(e).”
2.13    Market Standoff. Section 13 of the Existing Warrant is hereby deleted and replaced with the following:
“The Holder agrees that the Warrant Shares shall be subject to the “Market Stand-off” provisions set forth in Section 2.10 of that certain Seventh Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2025, by and among the Company and the other parties thereto, as may be amended and/or restated from time to time.”
2.14    References to the State of “Delaware”. All references to the “Delaware” in the Existing Warrant (including all Exhibits thereto) shall be construed as a reference to a “Nevada”.
2.15    Notices. Section 16(c)(ii) of the Existing Warrant is hereby deleted and replaced with the following:
“if to the Company, to the attention of the Chief Executive Officer of the Company at the Company’s address as shown on the signature page hereto, or at such other current address as the Company shall have furnished to the Holder, with a copy (which shall not constitute notice) to Sean Parish, Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, IL 60611 and Evan Kirsch, Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020.”
3.    Representations and Warranties of Parent. Parent hereby represents and warrants to Holder that the representations and warranties of Parent set forth in Section 14 of the Existing Warrant are true and complete as of the date of this Agreement.

4.    Representations and Warranties of Holder. Holder hereby represents and warrants to Parent that the representations and warranties of Holder set forth in Section 15 of the Existing Warrant are true and complete as of the date of this Agreement.
5.    Representations and Warranties of the Parties. Each party to this Agreement hereby represents and warrants to the other parties to this Agreement that, as of the date of this Agreement, that:
5.1    Such party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Such party has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement.
5.2    All action on the part of such party and its directors, officers, members and stockholders necessary for the authorization, execution and delivery of this Agreement by the such party, and the performance of all of such party’s obligations under Agreement Warrant has been taken or will be taken prior to the date hereof. This Agreement, when executed and delivered by such party, shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
5.3    Each party has had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. Each party believes that it has received all the information that it considers necessary or appropriate for deciding whether enter into this Agreement and the transactions contemplated hereby. The Holder understands that any such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Holder acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.
5.4    Each party has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel. No party is not relying on any statements or representations of the any other party or such party’s agents for legal advice with respect to this investment or the transactions contemplated by this Agreement. Each party has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, each party relies solely on any such advisors and not on any statements or representations of the other parties or any of their respective agents, written or oral. Each party understands that it (and not the other parties) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.
6.    Miscellaneous Provisions.
6.1    Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and substantially contemporaneous occurrence of the Effective Time and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

6.2    Entire Agreement. The Existing Warrant, together with this Agreement (and as amended thereby), constitute the entire agreement among the parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangement or understandings with respect thereto. Upon the effectiveness of this Agreement, on and after the date hereof, each reference in the Existing Warrant to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Existing Warrant, as amended by this Agreement.
6.3    Successors. All the covenants and provisions of this Agreement by or for the benefit of Holder, Parent and the Company shall bind and inure to the benefit of their respective successors and assigns.
6.4    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
6.5    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
6.6    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
6.7    Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by the internal law of the State of Nevada, without regard to conflict of laws principles.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

PARENT:

FT INTERMEDIATE INC.

By:	/s/ Michael Tannenbaum
Name: Michael Tannenbaum Title: Chief Executive Officer

COMPANY:

FIGURE MARKETS HOLDINGS, INC.

By:	/s/ Michael Tannenbaum
Name: Michael S. Cagney Title: Chief Executive Officer

HOLDER:

J DIGITAL 6 CAYMAN LTD.

By:	/s/ Sam Haribhakti
Name: Sam Haribhakti
Title: Director

[Signature Page to Assignment, Assumption and Amendment Agreement]

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.
WARRANT TO PURCHASE SHARES OF SERIES SEED PREFERRED STOCK
of
FIGURE MARKETS HOLDINGS, INC.
Dated and issued as of March 21, 2024
Void after the date specified in Section 11
Warrant to Purchase Shares of
Series Seed Preferred Stock
THIS CERTIFIES THAT, for value received, J Digital 6 Cayman Ltd., a Cayman Islands exempted company, and any permitted transferee or assignee thereof (the “Holder”), is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from Figure Markets Holdings, Inc., a Delaware corporation (the “Company”), a number of Warrant Shares up to (but not to exceed) the Total Vested Portion (as defined below) at a price per share equal to the Exercise Price, upon the terms and subject to the conditions set forth herein. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.
The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which the Holder, by acceptance of this Warrant, agrees:
1.General.
(a)Vesting; Vesting Condition.
(i)For each Vesting Month, the Holder will fully and irrevocably earn and vest in a Monthly Portion (at which time such Monthly Portion will become a Vested Monthly Portion) if the Applicable TMTV (as defined below) of the JD6 Group for such Vesting Month on the Relevant Company Exchanges is in the top 3 relative to the Applicable TMTV of each other participant on the same Relevant Company Exchanges for the same Vesting Month (the “Vesting Condition”). For the avoidance of doubt, the Vesting Condition shall apply separately to each Vesting Month and one Monthly Portion shall be capable of being earned and vested per each Vesting Month, on an all-or-nothing basis.
(ii)All determinations and calculations relative to the Vesting Condition, expressly including the Applicable TMTV of the JD6 Group and of each other participant on each Relevant

Company Exchange for each Vesting Month and the month-end rankings, shall be made by the Company reasonably and in good faith with reasonable support for such determinations and calculations.
(iii)For purposes of the Vesting Condition, it is understood by the Company that (A) Applicable TMTV includes both spot and derivatives trades on any Relevant Company Exchange and shall be measured in notional U.S. dollars (including the conversion of non-U.S. dollar currencies, stablecoins and other cryptocurrencies into U.S. dollar-equivalents); (B) all metrics for each of the JD6 Group and other participants in determining Applicable TMTV will be aggregated across the Relevant Company Exchanges for each month; and (C) the trading volume of all participants on the applicable Relevant Company Exchange will be excluded from all calculations for the duration of any Suspension Period relating to such Relevant Company Exchange.
(iv)Daily and month-to-date U.S. dollar-based trading volumes for the JD6 Group and other participants on each Relevant Company Exchange for each day of each Vesting Month shall be provided to the Holder on a daily basis.
(v)It is understood by the Company that (A) the JD6 Group will have no obligation or commitment to achieve or satisfy the Vesting Condition in any given Vesting Month during the Vesting Period, and (B) the sole consequence of the JD6 Group failing to satisfy the Vesting Condition for any given Vesting Month during the Vesting Period is that the Monthly Portion (and the related Warrant Shares comprising such Monthly Portion) applicable for such Vesting Month will not be earned or vested by the Holder hereunder; provided, however, that the satisfaction of (or failure to satisfy) the Vesting Condition for any Vesting Month during the Vesting Period is independent of the ability to satisfy or satisfaction of (or failure to satisfy) the Vesting Condition for any other Vesting Month during the Vesting Period, and the Vesting Condition for a given Vesting Month during the Vesting Period (and thus the earning and vesting of the applicable Monthly Portion (and related Warrant Shares) corresponding to such Vesting Month) is not conditioned upon the satisfaction of (or failure to satisfy) the Vesting Condition for any other Vesting Month during the Vesting Period.
(b)Notification and Dispute Resolution. The Company shall notify the Holder within 10 calendar days after the end of each Vesting Month (the “Notification Deadline”) whether or not the Vesting Condition has been satisfied for such Vesting Month (a “Satisfaction Notification”). If the Company delivers a Satisfaction Notification in respect of a given Vesting Month indicating that the Vesting Condition was not satisfied with respect to such Vesting Month, but the Holder believes that the Vesting Condition has been satisfied for such Vesting Month, the Holder will have 5 days from the receipt of such Satisfaction Notification from the Company to challenge the Satisfaction Notification and provide additional information to the Company supporting the Holder’s challenge. The parties will negotiate in good faith through the end of the month (or such extended period as may be agreed by the parties) in which such Satisfaction Notification is delivered to attempt to mutually resolve any disagreements over whether the Vesting Condition has been satisfied for a given Vesting Month. If for any Vesting Month the Company does not deliver a Satisfaction Notification before the applicable Notification Deadline, then the Holder may notify the Company and request that the Company deliver such Satisfaction Notification and, if, following such request, the Company fails to deliver a Satisfaction Notification within 3 business days, the Monthly Portion for such Vesting Month shall become a Vested Monthly Portion.
2.Definitions. For purposes of this Warrant:
(a)“Additional Shares” shall mean all shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities (together, “Deemed Issuances”) (i) in connection with the FTX Transaction, or (ii) at any time prior to the second anniversary of the Launch Date, in connection with (A) a commercial warrant or Convertible Security, or (B) a joint venture or business combination transaction which is not a Liquidation Event; provided that shares issued pursuant to Deemed Issuances made in connection with a Bona Fide Financing shall not be deemed Additional Shares.
(b)“Adjusted Fully Diluted Capitalization” shall mean, as of any date of determination, (i) the Original Fully Diluted Capitalization plus (ii) the Additional Shares.
(c)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.
(d)“Aggregate Maximum Portion” means a number of Warrant Shares equal to (rounded down to the nearest whole share): (i) (A) 10% of the Adjusted Fully Diluted Capitalization, minus (B) the Originally Purchased Shares, multiplied by (ii) 66.667%.
(e)“Applicable TMTV” shall mean the total U.S. dollar-based notional monthly trading volume in exchange-listed symbols/products, other than those symbols/products which the JD6 Group is unable to transact due to legal or regulatory limitations or concerns.
(f)“Bona Fide Financing” shall mean an equity or debt financing of the Company for capital raising purposes.
(g)“Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation filed (as may be amended and/or restated from time to time in accordance with its terms).
(h)“Common Stock” shall mean the Common Stock of the Company, par value $0.00001 per share.
(i)“Convertible Securities” shall have the meaning set forth in the Certificate of Incorporation.
(j)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
(k)“Exercise Period” shall mean the period commencing on the Launch Date and ending on the 2-year anniversary of the last day of the last Vesting Month of the Vesting Period.
(l)“Exercise Price” shall mean $0.65 per Warrant Share, as may be adjusted from time to time in accordance with the terms of this Warrant.
(m)“FTX Transaction” shall have the meaning set forth in the Certificate of Incorporation.
(n)“Initial Company Exchange” means the first U.S. or international cryptocurrency/digital asset exchange launched and operated by the Company or any of its Affiliates.

(o)“IPO” means a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offering and sale of the Common Stock.
(p)“JD6 Group” means the Holder together with its Affiliates.
(q)“Launch Date” means the date as of which each of the following conditions are true: (i) the Initial Company Exchange is operational, and (ii) at least one member of the JD6 Group has been onboarded and fully technically integrated on the Initial Company Exchange.
(r)“Liquidation Event” shall have the meaning set forth in the Certificate of Incorporation.
(s)“Marketable Securities” means securities meeting all of the following requirements (determined as of immediately prior to the Liquidation Event): (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with this Warrant in such Liquidation Event is then traded on a national securities exchange; and (iii) following the closing of such Liquidation Event, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Holder in connection with this Warrant in such Liquidation Event, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Liquidation Event.
(t)“Monthly Portion” means a number of Warrant Shares constituting 1/18th of the Aggregate Maximum Portion.
(u)“Options” shall have the meaning set forth in the Certificate of Incorporation.
(v)“Original Fully Diluted Capitalization” shall mean the Company’s fully-diluted capitalization of the Company (on an as-converted to Common Stock basis) calculated as of initial closing date of the Series Seed Preferred Stock financing but inclusive of any shares of Series Seed Preferred Stock issued on or after the date of such initial closing.
(w)“Originally Purchased Shares” shall be equal to the number of shares of Series Seed Preferred Stock purchased by the Holder on account of the approximately $10,000,000 investment by the Holder made in connection with the Company’s initial issuance and sale of Series Seed Preferred Stock (as adjusted from time to time on account of stock splits, dividends, combinations and the like).
(x)“Permitted Transfer” means a transfer or assignment by the Holder of this Warrant (including the right to exercise this Warrant for any unexercised Warrant Shares) (i) to any other member of the JD6 Group upon notice to, but without the consent of, the Company, or (ii) in connection with any permitted transfer or assignment by the Holder of the Originally Purchased Shares.
(y)“Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.
(z)“Relevant Company Exchanges” shall mean, collectively, (i) the Initial Company Exchange, and (ii) each additional U.S. or international cryptocurrency/digital asset exchange launched and operated by the Company during the Vesting Period on which a member of the JD6 Group has agreed, in its sole discretion, to be, and in fact has been, onboarded and is able to transact; provided that, unless the Holder otherwise consents in writing, any such additional exchange shall be deemed a Relevant Company Exchange for purposes of the Vesting Condition on the first day of the first calendar month immediately following such JD6 Group member’s onboarding and ability to transact thereon.
(aa)    “Rule 144” shall mean Rule 144 as promulgated by the Securities and Exchange Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Securities and Exchange Commission.
(bb)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
(cc)    “Series Seed Preferred Stock” shall mean the Series Seed Preferred Stock of the Company, par value $0.00001 per share.
(dd)    “Suspension Period” shall mean the period of time during which the JD6 Group is not transacting or able to transact on a Relevant Company Exchange due to (i) any legal or regulatory change, prohibition, directive or announcement; (ii) the requirement for a new or additional license or the revocation or suspension of any existing required license; (iii) any termination, shut-down, limitation, removal, or disabling of the JD6 Group’s access by the Company to such Relevant Company Exchange, whether temporary or permanent; or (iv) any failure of connectivity to such Relevant Company Exchange primarily caused by the Company or any of its Affiliates.
(ee)    “Termination of Access Event” shall mean the Company terminating, shutting-down or otherwise disabling or impairing the JD6 Group’s access to the Relevant Company Exchanges, except (i) for such disability or impairment that does not constitute an Unexcused Outage; (ii) for such disability or impairment that is outside the control of the Company and impacts other similarly-situated participants on the applicable Relevant Company Exchange in materially the same manner as the JD6 Group, such that the JD6 Group’s ability to achieve the Vesting Condition in any given Vesting Month is not materially impacted; or (iii) as agreed between the Company and the JD6 Group.
(ff)    “Total Vested Portion” shall mean, as of any date of determination, a number of Warrant Shares equal to the cumulative sum of each Vested Monthly Portion through and including such date; provided, however, that the Total Vested Portion shall not exceed the Aggregate Maximum Portion.
(gg)    “Trigger Date” shall mean the later of (i) the Launch Date, or (ii) the date as of which the Holder approves the operation (including security) of the Initial Company Exchange, such approval not to be unreasonably withheld.
(hh)    “Unexcused Outage” shall mean any disability or impairment of the JD6 Group’s access to the Relevant Company Exchanges which, in any Vesting Month, exceeds 24 hours in the aggregate in such Vesting Month or 2 hours in any single day in such Vesting Month.
(ii)    “Vested Monthly Portion” shall mean a Monthly Portion for which the Vesting Condition has been satisfied for the related Vesting Month.
(jj)    “Vesting Condition” shall have the meaning set forth in Section 1(a)(i) hereof.
(kk)    “Vesting Month” refers to each of the 24 calendar months in the Vesting Period.

(ll)    “Vesting Period” shall mean the 24-month period comprising the first day of the first calendar month immediately following the Launch Date.
(mm)    “Warrant Shares” means (i) shares of Series Seed Preferred Stock, (ii) securities into which shares of Series Seed Preferred Stock are converted or exchanged, or (iii) shares of Common Stock, to the extent exercised pursuant to Section 5(e).
3.Liquidity Covenant. The Holder covenants and agrees that it shall, or shall cause one or more members of the JD6 Group, within 10 days of the Trigger Date, deploy or allocate an aggregate of at least $50,000,000 in fair market value of digital assets, stablecoins and/or fiat currency assets (the “Initial Allocation”) in support of the JD6 Group’s trading activities on the Initial Company Exchange. Following the Trigger Date and until the first anniversary of the Launch Date, the Holder shall use its reasonable best efforts to confirm the deployment or allocation by the JD6 Group (in the aggregate) of at least the Initial Allocation in support of the JD6 Group’s trading activities across all Relevant Company Exchanges within 10 days of each 3-month (i.e., quarterly) anniversary of the Launch Date. It is acknowledged that (1) the foregoing is expressly subject to compliance with applicable law and regulations to which any member of the JD6 Group may be subject, and (2) the JD6 Group shall have sole discretion over such allocation, including the mix of assets. The obligations pursuant to this Section 3 shall not be assignable without the written consent of the Company, notwithstanding any assignment of the Warrant or transfer of Warrant Shares.
4.Accelerated Vesting.
(a)Termination of Access Event. The Vesting Condition will be deemed satisfied for the then-current Vesting Month and all future Vesting Months (up to a maximum of 18 total Vesting Months) in the event that (i) a Termination of Access Event occurs prior to the first anniversary of the Launch Date; or (ii) a Termination of Access Event occurs on or after the first anniversary of the Launch Date but prior to the termination of the Vesting Period and, for at least one-third of the prior Vesting Months during the Vesting Period as of the date of such Termination of Access Event, the JD6 Group has satisfied the Vesting Condition; provided that with respect to the foregoing, to the extent such Termination of Access Event is caused solely due to an Unexcused Outage (and, for the avoidance of doubt, clause (a) of the definition of “Termination of Access Event” would not then apply in such circumstance), the Vesting Condition will be deemed satisfied for the Vesting Month in which the Unexcused Outage occurs and is continuing, but not all future Vesting Months (except to the extent such Unexcused Outage continues for such Vesting Months).
(b)Treatment Upon a Liquidation Event.
(i)In the event that (i) a Liquidation Event occurs during the Vesting Period and (ii) in connection with or within 12 months following the consummation of such Liquidation Event, the Company (or a successor entity) elects to terminate the relationship with the JD6 Group or disables the JD6 Group’s access to all Relevant Company Exchanges (other than due to a material breach or violation by the JD6 Group), then the Vesting Condition shall be deemed satisfied for the then-current Vesting Month and all future Vesting Months remaining in the Vesting Period.
(ii)In the event of a Liquidation Event in which the consideration to be received by the holders of the outstanding Warrant Shares (in their capacity as such) consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Warrant Share as determined in accordance with Section 5(e) would be greater than the Exercise Price in effect as of immediately prior to the closing of such Cash/Public Acquisition, then, in lieu of Holder’s exercise of the unexercised portion of this Warrant, this Warrant shall, as of immediately prior to such closing (but subject to the occurrence thereof) automatically cease to represent the right to purchase

Warrant Shares and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Liquidation Event on and in respect of all Warrant Shares for which this Warrant was exercisable (without regard, for such purposes, to Section 2(mm)(iii)) as of immediately prior to and following the closing thereof, net of the aggregate Exercise Price therefor, as if such Warrant Shares had been issued and outstanding to Holder as of immediately prior to such closing. This Section 4(b)(ii) shall not impair or impact the Holder’s ability to achieve the Vesting Condition in respect of each Monthly Portion for the Vesting Month in which the Liquidation Event is consummated and any Vesting Months thereafter, including pursuant to Sections 4(a) and 4(b)(i)).
(iii)Upon the closing of any Liquidation Event other than a Cash/Public Acquisition, either (A) the acquiring, surviving or successor entity shall assume this Warrant and the Company’s obligations hereunder, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant (without regard, for such purposes, to Section 2(mm)(iii)) as if such Warrant Shares were outstanding on and as of the closing of such Liquidation Event, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant, or (B) if the successor or surviving entity shall not have assumed this Warrant, then the Vesting Condition shall be deemed satisfied for the then- current Vesting Month and all future Vesting Months remaining in the Vesting Period, and this Warrant shall be deemed to have been exercised in full pursuant to Section 5(e) as of immediately prior to the closing of such Liquidation Event.
5.Exercise of the Warrant.
(a)Exercise. The Total Vested Portion may be exercised at the election of the Holder at any time during the Exercise Period, in whole or in part, by:
(i)the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a notice of exercise in the form of Exhibit A (the “Notice of Exercise”), duly completed and executed by or on behalf of the Holder, together with the surrender of this Warrant; and
(ii)the payment to the Company of an amount equal to (x) the Exercise Price multiplied by (y) the number of Warrant Shares being purchased, by wire transfer or certified, cashier’s or other check acceptable to the Company and payable to the order of the Company.
(b)Stock Certificates. The rights under this Warrant shall be deemed to have been exercised and the Warrant Shares issuable upon such exercise shall be deemed to have been issued immediately prior to the close of business on the date this Warrant is exercised in accordance with its terms, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date. As promptly as reasonably practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for that number of shares issuable upon such exercise.
(c)No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

(d)Reservation of Stock. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees during the term the rights under this Warrant are exercisable that the Company will at all such times have authorized, unissued and reserved, free from any preemptive rights, a sufficient number of shares of Series Seed Preferred Stock (and shares of Common Stock for issuance on conversion of such shares) for the purpose of effecting the exercise of this Warrant as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued shares of Series Seed Preferred Stock (and shares of Common Stock for issuance on conversion of such shares) shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms and the conversion of the Warrant Shares, without limitation of such other remedies as may be available to the Holder, the Company will take such corporate action as may be necessary to increase its authorized and unissued shares of its Series Seed Preferred Stock (and shares of Common Stock for issuance on conversion of such shares) to a number of shares as shall be sufficient for such purposes.
(e)Net Exercise. In lieu of exercising this Warrant as set forth in Section 5(a), the Holder may elect to receive shares of Common Stock equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant to the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Section 5(b), and the Company shall issue to such Holder a number of Warrant Shares (denominated in Common Stock) computed using the following formula:

X =	Y (A-B)
A
Where

X =	The number of Warrant Shares to be issued to the Holder.
Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).
A =	The fair market value of one (1) Warrant Share (at the date of such calculation).
B =	The Exercise Price (as adjusted to the date of such calculation).
For purposes of this Section 5(e), the fair market value of a Warrant Share shall mean the average of the closing prices of the Warrant Shares quoted in the over-the-counter market in which the Warrant Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Warrant Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Warrant Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 5(e) in connection with an IPO, the fair market value per Warrant Share shall be the per share offering price to the public of the IPO. If the Warrant Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as determined in good faith by the Company’s Board of Directors.

(f)Investment Agreements. Upon any exercise of this Warrant, the Holder hereby agrees to execute and deliver to Company all transaction documents entered into by other holders of Series Seed Preferred Stock, including a voting agreement, investors’ rights agreement and other ancillary agreements (collectively, the “Investment Agreements”) to the extent the Holder is not already party to such Investment Agreements.
6.Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Holder shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.
7.Transfer of the Warrant.
(a)Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.
(b)Warrant Agent. The Company may appoint an agent for the purpose of maintaining the Warrant Register, issuing the Warrant Shares, exchanging this Warrant, replacing this Warrant or conducting related activities.
(c)Transferability of the Warrant. Subject to the provisions of this Warrant with respect to compliance with the Securities Act and limitations on assignments and transfers, including without limitation compliance with the restrictions on transfer set forth in Section 8, title to this Warrant may be transferred by endorsement (by the transferor and the transferee executing the assignment form attached as Exhibit B (the “Assignment Form”)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.
(d)Exchange of the Warrant upon a Transfer. On surrender of this Warrant (and a properly endorsed Assignment Form) for exchange, subject to the provisions of this Warrant with respect to compliance with the Securities Act and limitations on assignments and transfers, the Company shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof, and the Company shall register any such transfer upon the Warrant Register. This Warrant must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in this Warrant.
(e)Taxes. In no event shall the Company be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate, or a book entry, in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate, or make such book entry, unless and until the person or persons requesting the issue or entry thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

8.Restrictions on Transfer of the Warrant; Compliance with Securities Laws. By acceptance of this Warrant, the Holder agrees to comply with the following:
(a)Restrictions on Transfers. Except for a Permitted Transfer, this Warrant may not be transferred or assigned in whole or in part by the Holder without the Company’s prior written consent, and any attempt by the Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such permission shall be void. Any transfer of this Warrant (including the right to exercise this Warrant for any unexercised Warrant Shares) must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of this Warrant (including the right to exercise this Warrant for any unexercised Warrant Shares), or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold this Warrant subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if the transferee were the original Holder hereunder, and
(i)there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or
(ii)(A) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with (x) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration under the Securities Act or (y) a “no action” letter from the Securities and Exchange Commission to the effect that the transfer without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto, whereupon such Holder shall be entitled to transfer this Warrant (including the right to exercise this Warrant for any unexercised Warrant Shares) in accordance with the terms of the notice delivered by the Holder to the Company.
(iii)Notwithstanding the foregoing Section 8(a)(ii), no such registration statement or opinion of counsel or “no action” letter shall be necessary for (A) a transfer not involving a change in beneficial ownership, or (B) transactions involving the distribution without consideration by such Holder to (x) a parent, subsidiary or other affiliate of such Holder, if such Holder is a corporation, (y) any of such Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of such Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Holder; or (C) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule 144; or (D) a Permitted Transfer; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a reasonable description of the manner and circumstances of the proposed disposition.
(b)Securities Law Legend. This Warrant and the Warrant Register shall (unless otherwise permitted by the provisions of this Warrant) be notated with a legend substantially similar to the following (in addition to any legend required by state securities laws), together with any legends required pursuant to the Investment Agreements:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE

SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.
(c)Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation in the Warrant Register and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 8.
(d)Removal of Legend. The legend referring to federal and state securities laws identified in Section 8(c) notated on any certificate evidencing the Warrant Shares and the stock transfer instructions and record notations with respect to this Warrant shall be removed, and the Company shall issue a certificate without such legend to the holder of this Warrant, if (i) such this Warrant is registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of this Warrant may be made without registration, qualification or legend.
(e)No Transfers to Bad Actors; Notice of Bad Actor Status. The Holder agrees not to sell, assign, transfer, pledge or otherwise dispose of this Warrant, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of this Warrant (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.
9.Adjustments. Subject to the expiration of this Warrant pursuant to Section 11, the number and kind of shares purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows:
(a)Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation involving the Company in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property in a transaction or series of transactions, or a change in control, acquisition, merger or consolidation of the Company (other than as otherwise provided for herein) (a “Reorganization”), then, as a part of such Reorganization, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Warrant Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Warrant Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Reorganization, if the holders of Warrant Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Reorganization, then (i) the Holder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant or (ii) in the event the Holder does not make such election within ten (10) days upon notice, the consideration that the Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Warrant that affirmatively make an election (or of all such holders if none make an election).
(b)Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of Warrant Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.
(c)Subdivisions and Combinations. In the event that the outstanding shares of Series Seed Preferred Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Warrant Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the outstanding shares of Series Seed Preferred Stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Warrant Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased.
(d)Redemption. In the event that all of the outstanding shares of the securities issuable upon exercise of this Warrant are redeemed in accordance with the Certificate of Incorporation, this Warrant shall thereafter be exercisable for a number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full immediately prior to such redemption and the preferred stock received thereupon had been simultaneously converted into Common Stock.
(e)Adjustments for Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Warrant Shares that is payable in (i) securities of the Company or (ii) evidence of indebtedness, rights, warrants, cash or other assets which dividend or distribution is actually made (other than in the case of each of clause (i) and clause (ii), issuances with respect to which adjustment is made under Sections 9(a) or 9(c)) (in each case, a “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitation on exercise contained therein; provided, however, that upon the conversion into Common Stock of shares of Preferred Stock that are Warrant Shares, the holders of such converted shares of Common Stock shall also receive Distributed Property pursuant to this Section 9(e).
(f)Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in Section 9, the number of shares of Common Stock issuable upon conversion of the Warrant Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Certificate of Incorporation as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment.

(g)Notice of Adjustments. Upon any adjustment in accordance with this Section 9, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Exercise Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.
10.Notification of Certain Events. Prior to the expiration of this Warrant pursuant to Section 11, in the event that the Company shall authorize:
(a)the issuance of any dividend or other distribution on the capital stock of the Company (other than (i) dividends or distributions otherwise provided for in Section 9, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (iii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal or first offer contained in agreements providing for such rights; or (iv) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder), whether in cash, property, stock or other securities;
(b)the voluntary liquidation, dissolution or winding up of the Company;
(c)the consummation of a Liquidation Event; or
(d)an IPO;
the Company shall send to the Holder at least 10 days prior written notice of the date on which a record shall be taken for any such dividend or distribution specified in clause (a) or the expected effective date of any such other event specified in clauses (b), (c) or (d), as applicable. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent of the Holder.
11.Expiration of the Warrant. This Warrant shall expire and shall no longer be exercisable as of the second anniversary of the last day of the Vesting Period.
12.No Rights as a Stockholder. Nothing contained herein shall entitle the Holder to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company until the rights under the Warrant shall have been exercised and the Warrant Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.
13.Market Stand-off. The Holder agrees that the Warrant Shares shall be subject to the “Market Stand-off” provisions set forth in Section 2.10 of that certain Investors’ Rights Agreement, dated as of March 21, 2024, by and among the Company and the other parties thereto.

14.Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:
(a)    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Warrant, to issue this Warrant and the Warrant Shares and to perform its obligations pursuant to this Warrant. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
(b)    Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Warrant by the Company, the authorization, sale, issuance and delivery of this Warrant and the Warrant Shares, and the performance of all of the Company’s obligations under this Warrant has been taken or will be taken prior to the date hereof. This Warrant, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Series Seed Preferred Stock to allow for the exercise of this Warrant.
(c)    Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.
(d)    Valid Issuance of Shares. The Warrant Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.
15.Representations and Warranties of the Holder. By acceptance of this Warrant, the Holder represents and warrants to the Company as follows:
(a)No Registration. The Holder understands that the this Warrant and the Warrant Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein or otherwise made pursuant hereto.
(b)Investment Intent. The Holder is acquiring this Warrant and the Warrant Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Holder has no present intention of selling, granting any participation in, or otherwise distributing this Warrant and the Warrant Shares, nor does it have any contract, undertaking, agreement or arrangement for the same.
(c)Investment Experience. The Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in the Company and protecting its own interests.
(d)Speculative Nature of Investment. The Holder understands and acknowledges that the Company has a limited financial and operating history and that its investment in the Company is highly speculative and involves substantial risks. The Holder can bear the economic risk of its investment and is able, without impairing its financial condition, to hold this Warrant and the Warrant Shares for an indefinite period of time and to suffer a complete loss of its investment.
(e)Access to Data. The Holder has had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Holder believes that it has received all the information that it considers necessary or appropriate for deciding whether to acquire this Warrant and the Warrant Shares. The Holder understands that any such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Holder acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.
(f)Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission and agrees to submit to the Company such further assurances of such status as may be reasonably requested by the Company. The Holder has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to “accredited investor” status. Any such information is true, correct, timely and complete.
(g)Residency. The residency or registered office of the Holder (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the signature page hereto.
(h)Restrictions on Resales. The Holder acknowledges that this Warrant and the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about the Company; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “broker’s transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. The Holder acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Holder wishes to sell the Warrant Shares and that, in such event, the Holder may be precluded from selling the Warrant Shares under Rule 144 even if the other applicable requirements of Rule 144 have been satisfied. The Holder acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of this Warrant and the Warrant Shares. The Holder understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
(i)No Public Market. The Holder understands and acknowledges that no public market now exists for any of the Warrant Shares issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.
(j)Brokers and Finders. The Holder has not engaged any brokers, finders or agents in connection with this Warrant, and the Company has not incurred nor will incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Warrant.
(k)Legal Counsel. The Holder has had the opportunity to review this Warrant, the exhibits and schedules attached hereto and the transactions contemplated by this Warrant with its own legal counsel. The Holder is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Warrant.
(l)Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant. With respect to such matters, the Holder relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Warrant.
(m)No “Bad Actor” Disqualification. Neither (i) the Holder, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Holder is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the acceptance of this Warrant, in writing in reasonable detail to the Company.
16.Miscellaneous.
(a)Amendments. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant and signed by the Company and the Holder.
(b)Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.
(c)Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Holder) or otherwise delivered by hand, messenger or courier service addressed:
(i)if to the Holder, to the Holder at the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of this Warrant for which the Company has contact information in its records; or

(ii)if to the Company, to the attention of the Chief Executive Officer of the Company at the Company’s address as shown on the signature page hereto, or at such other current address as the Company shall have furnished to the Holder, with a copy (which shall not constitute notice) to Damien Weiss, Wilson Sonsini Goodrich & Rosati, P.C., One Market Plaza, Spear Tower, Suite 3300, San Francisco, CA 94105-1126.
Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent by mail, at the earlier of its receipt or five days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Warrant or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
(d)Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.
(e)Jurisdiction and Venue. Each of the Holder and the Company irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California), in connection with any matter based upon or arising out of this Warrant or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons.
(f)Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
(g)Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.
(h)Waiver of Jury Trial; Judicial Reference. EACH OF THE HOLDER AND THE COMPANY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS WARRANT. If the waiver of jury trial set forth in this paragraph is not enforceable, then any claim or cause of action arising out of or relating to this Warrant shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for San Francisco

County. This paragraph shall not restrict the Holder or the Company from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.
(i)California Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.
(j)Rights and Obligations Survive Exercise of the Warrant. Except as otherwise provided herein, the rights and obligations of the Company and the Holder under this Warrant shall survive exercise of this Warrant.
(k)Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) constitutes the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

(signature page follows)

The Company and the Holder sign this Warrant as of the date stated on the first page.

FIGURE MARKETS HOLDINGS, INC.

By:	/s/ Michael S. Cagney
Name: Michael S. Cagney
Title: Chief Executive Officer

Address:

650 California Street, Suite 2700, San Francisco, CA 94108

Email address: mcagney@figure.com

AGREED AND ACKNOWLEDGED,

J DIGITAL 6 CAYMAN LTD.

By:
Name: Christopher Drew
Title: Director

Address:

P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands

Email address: documents@jumpcrypto.com

The Company and the Holder sign this Warrant as of the date stated on the first page.

FIGURE MARKETS HOLDINGS, INC.

By:
Name: Michael S. Cagney
Title: Chief Executive Officer

Address:

650 California Street, Suite 2700, San Francisco, CA 94108

Email address: mcagney@figure.com

AGREED AND ACKNOWLEDGED

J DIGITAL 6 CAYMAN LTD.

By:	/s/ Christopher Drew
Name: Christopher Drew
Title: Director

Address:

P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands

Email address: documents@jumpcrypto.com

EXHIBIT A
NOTICE OF EXERCISE

TO:	Figure Markets Holdings, Inc. (the “Company”)

Attention:	President

Re:	THE WARRANT TO PURCHASE SHARES OF SERIES SEED PREFERRED STOCK ISSUED ON MARCH 21, 2024 (the “Warrant”)
(1)Exercise. The undersigned elects to purchase the following pursuant to the terms of the Warrant:

Number of shares:

Type of security:
(2)Method of Exercise. The undersigned elects to exercise the Warrant pursuant to:

☐	A cash exercise, and tenders herewith payment of the Exercise Price for such shares in full.

☐	The net issue exercise provisions of Section 5(e) of the Warrant.
(3)Stock. Please make a book entry and, if the shares are certificated, issue a certificate or certificates representing the shares in the name of:

☐	The undersigned

☐	Other—Name:

Address:

(4)Investment Intent. The undersigned represents and warrants that the aforesaid shares are being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the shares, nor does it have any contract, undertaking, agreement or arrangement for the same, and all representations and warranties of the undersigned set forth in Section 15 of the Warrant are true and correct as of the date hereof.
(5)Consent to Receipt of Electronic Notice. Subject to the limitations set forth in Delaware General Corporation Law §232(e), the undersigned consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number provided below (or to any other facsimile number for the undersigned in the Company’s records), (ii) electronic mail to the electronic mail address provided below (or to any other electronic mail address for the undersigned in the Company’s records), (iii) posting on an electronic network together with separate notice to the undersigned of such specific posting or

(iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the undersigned. This consent may be revoked by the undersigned by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(Print name of the Warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

(Email address)

EXHIBIT B
ASSIGNMENT FORM

ASSIGNOR:

COMPANY:	Figure Markets Holdings, Inc.

WARRANT:	THE WARRANT TO PURCHASE SHARES OF SERIES SEED PREFERRED STOCK ISSUED ON MARCH 21, 2024 (the “Warrant”)

DATE:
(1)Assignment. The undersigned registered holder of the Warrant (“Assignor”) assigns and transfers to the assignee named below (“Assignee”) all of the rights of Assignor under the Warrant:

Name of Assignee:

Address of Assignee:

and does irrevocably constitute and appoint ______________________ as attorney to make such transfer on the books of Figure Markets Holdings, Inc., maintained for the purpose, with full power of substitution in the premises.
(2)Obligations of Assignee. Assignee agrees to take and hold the Warrant subject to, and to be bound by, the terms and conditions set forth in the Warrant to the same extent as if Assignee were the original holder thereof.
(3)Investment Intent. Assignee represents and warrants that the Warrant is being acquired for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and that Assignee has no present intention of selling, granting any participation in, or otherwise distributing the shares, nor does it have any contract, undertaking, agreement or arrangement for the same, and all representations and warranties set forth in Section 15 of the Warrant are true and correct as to Assignee as of the date hereof.
(4)No “Bad Actor” Disqualification. Neither (i) Assignee, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s securities held or to be held by Assignee is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act of 1933, as amended (the “Securities Act”), except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer of the Warrant, in writing in reasonable detail to the Company.
Assignor and Assignee are signing this Assignment Form on the date first set forth above.

ASSIGNOR	ASSIGNEE

(Print name of Assignor)	(Print name of Assignee)

(Signature of Assignor)	(Signature of Assignee)

(Print name of signatory, if applicable)	(Print name of signatory, if applicable)

(Print title of signatory, if applicable)	(Print title of signatory, if applicable)

Address:	Address: